Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statements (Form S-8) pertaining to the Alphabet Inc. Amended and Restated 2012 Stock Plan and the Alphabet Inc. 2021 Stock Plan of our reports dated February 2, 2021, with respect to the consolidated financial statements of Alphabet Inc. and the effectiveness of internal control over financial reporting of Alphabet Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
June 2, 2021